EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-152597, 333-164558, 333-170029, 333-180287, 333-196534 and 333-200684) on Form S-8 and in the Registration Statements (Nos. 333-191645, 333-192003, 333-196328 and 333-201729) on Form S-3 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 25, 2016, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ SingerLewak LLP

San Jose, California
March 25, 2016